Exhibit 4.1 Certificate of Determination for the Series A Preferred Stock
CERTIFICATE OF DETERMINATION
OF PREFERENCES OF
SERIES A FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK
OF
BANK OF COMMERCE HOLDINGS,
a California Corporation
     The undersigned, Patrick J. Moty and Linda J. Miles, hereby certify that:
     A. They are the duly elected President and Chief Executive Officer and the duly elected Chief Financial Officer and Assistant Secretary, respectively, of Bank of Commerce Holdings, Inc., a California corporation (the “Corporation”) organized and existing under the laws of the State of California.
     B. The authorized number of shares of Preferred Stock is 2,000,000, none of which have been issued. The authorized number of shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock is 17,000, none of which have been issued.
     C. Pursuant to authority given by said corporation’s Articles of Incorporation, the Board of Directors of the Corporation duly has adopted the following recitals and resolutions in accordance with the relevant provisions of the California Corporations Code:
     “WHEREAS, the Articles of Incorporation of the Corporation authorizes a class of Preferred Stock comprising 2,000,000 shares issuable from time to time in one or more series; and
     WHEREAS, the Board of Directors of the Corporation is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividend rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them; and
     WHEREAS, the Corporation heretofore has not issued or designated any series of Preferred Stock, and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to Series A Fixed Rate Cumulative Perpetual Preferred Stock and the number of shares constituting such series;
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, in accordance with the articles of incorporation and bylaws of the Corporation and applicable law, hereby does create and provide for the issue of a series of Preferred Stock consisting of 17,000 shares designated as “Series A Fixed Rate Cumulative Perpetual Preferred Stock”, and does hereby fix the voting and other powers, preferences, and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, and other matters relating to the Designated Preferred Stock are as follows:

     1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Fixed Rate Cumulative Perpetual Preferred Stock” (the “Designated Preferred Stock”). The authorized number of shares of Preferred Stock is 2,000,000, none of which have been issued, and the authorized number of shares of Designated Preferred Stock, none of which has been issued, is 17,000.
     2. Standard Provisions. The Standard Provisions contained in Exhibit A attached hereto are incorporated by reference as if fully set forth herein and shall be deemed to be a part of this resolution and the Certificate of Determination.
     3. Definitions. The following terms are used in this resolution and the Certificate of Determination (including the Standard Provisions in Exhibit A hereto) as defined below:
     (a) “Common Stock” means the common stock, no par value per share, of the Corporation.
     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
     (c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
     (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
     (e) “Minimum Amount” means $4,250,000.
     (f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s authorized but unissued preferred stock.
     (g) “Signing Date” means November 14, 2008.
     4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

     RESOLVED FURTHER, that any one of the Chairman of the Board, the President or any Vice President, acting together with any one of the Secretary, the chief financial officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this corporation are authorized to execute, verify, and file a Certificate of Determination of Preferences of Series A Fixed Rate Cumulative Perpetual Preferred Stock of Bank of Commerce Holdings in accordance with the foregoing resolutions and provisions of California law.”
     D. The Standard Provisions contained in Exhibit A attached hereto are incorporated by reference as if fully set forth herein and shall be deemed to be a part of this Certificate of Determination.
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     The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate of Determination are true and correct of their own knowledge.
Date: November 13, 2008
Bank of Commerce Holdings
By: /s Patrick J. Moty
Name: Patrick J. Moty
Title: President & Chief Executive Officer
By: /s/ Linda Miles
Name: Linda Miles
Title: Chief Financial Officer and Assistant Secretary

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